UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLEARBRIDGE ENERGY MIDSTREAM OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

On March 8, 2023, ClearBridge Energy Midstream Opportunity Fund Inc. (the “Fund”) filed its Definitive Proxy Statement on Schedule 14A and the related Proxy Card (the “Proxy Statement”) with the Securities and Exchange Commission for the Fund’s 2023 Annual Meeting of Stockholders to be held at 280 Park Avenue, New York, New York 10017, on April 14, 2023 at 10:30 a.m. New York Time (the “Annual Meeting”).

This supplement to the Proxy Statement (the “Supplement”) is being filed to supplement and clarify the “Disclosure of Fees Paid to Independent Registered Public Accounting Firm—Tax Fees” section on page 27 of the Proxy Statement.

Other than replacing the “Disclosure of Fees Paid to Independent Registered Public Accounting Firm—Tax Fees” section in its entirety, no other information in the Proxy Statement has been revised, supplemented, updated or amended and the Proxy Statement continues to be in full force and effect as originally filed and the Fund continues to seek the vote of its stockholders for all proposals to be voted on at the Annual Meeting. The Supplement should be read together with the Proxy Statement.

If you have already returned your WHITE proxy card or voting instruction form or provided voting instructions, you do not need to take any action unless you wish to change your vote.

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Tax Fees. The aggregate fees billed by PwC for tax compliance, tax advice and tax planning services, which include the filing and amendment of federal, state and local income tax returns and tax distribution and analysis planning to the Fund for the fiscal years ended November 30, 2021 and November 30, 2022 were $179,708 and $155,730, respectively. These services consisted of (i) review or preparation of U.S. federal, state, local and excise tax returns and refund claims ($173,208 and $155,730 for the fiscal years ended November 30, 2021 and November 30, 2022, respectively) and (ii) U.S. federal, state and local tax planning, advice and assistance regarding statutory, regulatory or administrative developments and other tax advice ($6,500 and $0 for the fiscal years ended November 30, 2021 and November 30, 2022, respectively).

There were no fees billed by PwC to the Service Affiliates for tax services for the fiscal years ended November 30, 2021 and November 30, 2022 that were required to be approved by the Fund’s Audit Committee.